UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

Form 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	August 10, 2010

Tandy Leather Factory, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation

1-12368	75-2543540
(Commission File Number)	(IRS Employer Identification Number)

1900 Southeast Loop 820, Fort Worth, Texas	76140
(Address of Principal Executive Offices)	(Zip Code)

(817) 872-3200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors.

On August 10, 2010, the Board of Directors (the “Board”) of Tandy Leather Factory, upon the recommendation of the Board’s Nominating Committee, unanimously elected Mark J. Angus and Bryan Wilkinson as directors of the Company, effective immediately.  Mr. Angus, the Company’s Senior Vice President, and Mr. Wilkinson will serve as directors of the Company until the 2011 Annual Meeting of Stockholders of the Company or until their successors has been elected and qualified.  The Board has not yet determined the committees of the Board on which Mr. Angus or Mr. Wilkinson will serve.

The Board has determined that Mr. Wilkinson meets the independent requirements of the NASDAQ.  Mr. Wilkinson does not have any relationship with the Company that would require disclosure pursuant to Item 404(a) of the Securities and Exchange Commission Regulation S-K, nor does he have a direct or indirect interest in any existing or currently proposed transaction to which the Company is or may become a party.

Mr. Wilkinson currently serves as Vice President of Sales of EMSI, a private medical device company.  From 2003 to 2009, he served as Director of Sales.  Prior to joining EMSI, he served as Vice President of Sales of PDS Southwest, a family-owned company in the automotive and banking finance and insurance industry.  From 1988 to 1994, he served as Sales Manager and Director of Bulk Sales for Tandy Leather Factory (fka The Leather Factory).  Mr. Wilkinson received a Bachelors of Business Administration from Northwood University.  He is a member of the Healthcare Sales and Marketing Network.

Mr. Angus has been with the Company since 1985 and currently serves as Senior Vice President of the Company.  He is responsible for product research and development, including intellectual property defense, as well as product costing.  He manages the import of product from Asia and is the liaison with our largest vendor.  He also oversees our manufacturing factory operation, is involved in product placement with our National Account customers, and manages the sales process to major manufacturers and distributors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY LEATHER FACTORY, INC.

Date: August 11, 2010	BY: /s/ Jon Thompson
Jon Thompson, Chief Executive Officer
and President